Exhibit 99.1

Barnes & Noble Reports Holiday Comparable Store Sales

Despite Sales Shortfall, Company Expects to Exceed Fiscal 2016 Operating Profit

Updates Full-Year Outlook

NEW YORK--(BUSINESS WIRE)--January 5, 2017--Barnes & Noble, Inc. (NYSE:BKS) today reported that comparable store sales decreased 9.1% for the nine-week holiday period ending December 31, 2016. Online sales increased approximately 2% for the holiday period.

The sales decrease was largely due to lower traffic, as well as the decline in coloring books and artist supplies – a reversal of last year’s phenomenon – and the comparison to last year’s best-selling album by Adele – the largest selling CD in our history – which combined accounted for approximately one third of the sales decline.

In spite of the holiday sales shortfall, the Company is still expected to exceed last year’s operating profit owing to strong expense management.

“Although books outperformed the company as a whole, we were not pleased with our results,” said Len Riggio, Chief Executive Officer of Barnes & Noble, Inc. “Fortunately, post-holiday traffic and sales have improved and we are optimistic for the remainder of the fiscal year, and we believe this most unusual retail season may be behind us.”

Outlook

Based on the holiday sales results, consolidated EBITDA is now expected to be at the low end of the Company’s previously issued range, as the sales decline has been somewhat mitigated by expense reductions. The Company expects fiscal 2017 comparable store sales to decline approximately 6% and consolidated EBITDA to be approximately $200 million, excluding the impact of any charges related to its cost reduction initiatives and costs associated with the CEO departure. Fiscal 2017 Retail EBITDA is now expected to be approximately $225 million, while NOOK’s EBITDA loss is expected to be approximately $25 million, which includes previously announced transitional costs.

Barnes & Noble, Inc. will report third quarter results on or about March 2, 2017.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company, the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products. The Company operates 638 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com). The NOOK® Digital business offers a lineup of popular NOOK (www.nook.com) tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store features more than 4 million digital books in the US plus periodicals, comics, apps, movies and TV shows, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website at www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, including store closings, higher-than-anticipated or increasing costs, including with respect to store closings, relocation, occupancy (including in connection with lease renewals) and labor costs, the effects of competition, the risk of insufficient access to financing to implement future business initiatives, risks associated with data privacy and information security, risks associated with Barnes & Noble’s supply chain, including possible delays and disruptions and increases in shipping rates, various risks associated with the digital business, including the possible loss of customers, declines in digital content sales, risks and costs associated with ongoing efforts to rationalize the digital business and the digital business not being able to perform its obligations under the Samsung commercial agreement and the consequences thereof, the risk that financial and operational forecasts and projections are not achieved, the performance of Barnes & Noble’s initiatives including but not limited to its new store concept and e-commerce initiatives, unanticipated adverse litigation results or effects, potential infringement of Barnes & Noble’s intellectual property by third parties or by Barnes & Noble of the intellectual property of third parties, and other factors, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 30, 2016, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BKS – Financial

BARNES & NOBLE, INC. AND SUBSIDIARIES Forward-Looking Statement Non-GAAP Reconciliation (In millions) (Unaudited)

EBITDA	Forward-Looking
Retail	$225
NOOK	(25)
Total	$200

Charges(a)	$9

Operating Profit
EBITDA	$191
Depreciation and amortization	(118)
Total	$73

(a) Charges related to its cost reduction initiatives and costs associated with the CEO departure.

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com